                                                                                                  Exhibit 10.2

April 14, 2003

Mr. Daniel T. Geraci
10 Stonemeadow Drive
Westwood, MA  02099

Dear Dan:

We have enjoyed getting to know you over the last several months. Dona and our senior management are excited about you joining us and leading the effort to build a preeminent investment management business. I am pleased to confirm our offer of employment for the position of Executive Vice President, Asset Management, The Phoenix
Companies, Inc. (PNX) responsible for the investment management business. You will have the additional title of President and Chief Executive Officer of Phoenix Investment Partners, Ltd. The position will report to the
Chairman and Chief Executive Officer of PNX and will be based in Hartford. The structure of your compensation package is as follows:

Base Salary:                     $700,000, payable on a bi-weekly basis in the amount of $26,923.08.

Annual Incentive:                You will participate in PNX's annual Performance Incentive Plan. Your target will be $1,400,000. Your maximum annual incentive potential will be
                                 $2,800,000. If the threshold performance target is met you will receive
                                 $700,000.

Guarantee:                       You will be guaranteed your annual incentive plan target payment of
                                 $1,400,000 for 2003. The actual award may exceed $1,400,000 if the performance results in a higher payment as determined as in accordance with the terms of the Performance Incentive Plan. This amount will be payable at the same time as other awards payable under the plan. You are not eligible to receive this guaranteed payment if you voluntarily terminate your employment for any reason prior to one year from the date you commence employment with
                                 PNX.

Long Term Incentive:             You will participate in PNX's Long Term Incentive Plan beginning with the
                                 2003-2005 performance cycle. This plan is a performance share plan that pays out in restricted stock units (RSUs) if PNX meets its ROE target for the three year cycle. Your target will be $700,000 of performance shares. The maximum performance shares available under

                                 this plan is $1,400,000. If the threshold performance target is met, you will receive $350,000 of performance shares. The target number of performance shares available is determined based upon the stock price at the beginning of the cycle. The RSUs convert to PNX common stock in June of 2006 and you will be able to sell 50% of the award and will be required to hold the remaining
                                 50% for five years.

Signing Bonus:                   You will receive a one-time signing bonus of $700,000 with your first PNX paycheck. You will be required to repay this amount if you voluntarily terminate your employment within one year. PNX reserves the right to offset this obligation against any amounts which may be due to you from PNX at the time of your termination.

Option Grant:                    We will grant you 50,000 of PNX options valued at the closing price on your start date. These options vest over three years with a ten year duration.
                                 These options are governed by the term of PNX's Stock Option Plan.

Restricted                       You will receive RSUs representing $2,000,000 of PNX's common stock valued
Stock Units:                     using the average closing price over the 10 trading day prior to your start date. These restricted stock units will vest at the end of three years from your start date. You will be able to sell 50% of the award and be required to hold 50% of the award for five years. You will receive a PNX change in control agreement, substantially the same as those provided to other executive vice presidents, which will be amended to add a special provision regarding vesting of restricted stock units in the event of a "change of control". Pursuant to this provision, your $2,000,000 award of RSUs will vest immediately in the event of a "change in control" and a termination by you for "good reason" or a termination of you by PNX, or its successor,
                                 "other than for cause". These terms are defined in the change of control agreement.

Performance                      You will also be eligible to receive an additional $3 million of restricted
Based Restricted                 stock units based upon achieving certain performance criteria for the
Stock Units:                     investment management business measured at the end of a three year period.
                                 The performance targets will be benchmarked against peer data where applicable and will include:

                                 o  Margin improvement
                                 o  Increased EBITDA
                                 o  Product performance improvement

                                 We will work with you to develop the criteria. However, these criteria are subject to the approval to the PNX Board of Directors. Your ability to sell the performance RSUs and holding period will be the same as the RSUs described above. The initial pricing on the performance RSUs

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                                 will be the same as the RSUs described above.

Vacation:                        You will receive 22 days annually with three floating holidays.

You are also eligible to participate in a wide variety of benefits including The Phoenix Companies, Inc.
Savings and Investment Plan, the Employee Pension Plan and Supplemental Retirement Plan, and certain welfare benefit plans immediately following employment. The welfare benefits include health, life, accidental death, and long term disability coverage. Details and information regarding these benefits are enclosed.

You are also eligible to participate in the company's relocation program and we have enclosed details on this program as well. The normal one year limit on the availability of the relocation program benefits will be extended to two years as part of this offer. However, the terms of the three month temporary housing allowance is not amended by this offer.

Dan, we hope you will join our management team. If you accept the terms outlined in this letter, please sign the acknowledgement below and return this letter to me and keep a copy for your records. If you have any questions, please feel free to contact me at (860) 403-5941 or Sam Weinhoff at (860) 403-6106.

Sincerely,

/s/ Bonnie J. Malley

by Tracy L. Rich

Bonnie J. Malley

Acknowledged:

                /s/ Daniel T. Geraci                                            April 14, 2003
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                  Daniel T. Geraci                                                  Dated

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